Exhibit 10.3

MAXYGEN, INC.

AMENDMENT NO. 2 TO

CHANGE OF CONTROL AGREEMENT

This AMENDMENT NO. 2 TO CHANGE OF CONTROL AGREEMENT (the “Amendment No. 2”), dated                     , 2006, is made by and between MAXYGEN, INC., a Delaware corporation (the “Company”), and                      (the “Executive”).

WHEREAS, the Company and the Executive have entered into a Change of Control Agreement dated June 29, 2001 (the “Original Agreement”); and

WHEREAS, the Company and the Executive have entered into an Amendment No. 1 to Change of Control Agreement dated March 3, 2003 (“Amendment No. 1”); and

WHEREAS, the Compensation Committee of the Board of Directors of the Company believes that it is in the best interests of the Company’s stockholders to amend the Original Agreement and Amendment No. 1 as provided below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive agree as follows:

1. The definitions shall be amended as follows:

1.1 Section 2(f), the definition of “Change of Control,” is hereby amended as follows:

1.1.1	Clause (iii) of the definition of “Change of Control” is hereby amended and restated in its entirety as follows:

“(iii) a merger, recapitalization, reorganization, consolidation or other similar transaction (a “Business Combination”) in which beneficial ownership of securities of the Company representing at least thirty-five percent (35%) of the combined voting power entitled to vote in the election of directors has changed.”

1.1.2	Clauses (iv) and (v) of the definition of “Change of Control” are hereby amended by replacing the phrase “fifty percent (50%)” in each such clause with the phrase “thirty-five percent (35%).”

1.1.3	New clause (viii) is added to the end of the definition of “Change of Control” as follows:

“or (viii) the consummation by the Company of a Business Combination with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors immediately prior to such Business Combination do not, following consummation of all transactions intended to constitute part of such Business Combination, beneficially own, directly or indirectly, at least sixty-five percent (65%) of the voting securities of the Company (or the corporation, business trust or other entity resulting from or being the surviving entity in such Business Combination).”

2. The benefits in the event of a Change of Control shall be amended as follows:

2.1 Clause (ii) of the first sentence of Section 3(a) following the colon is amended in its entirety to also provide for the full accelerated vesting of restricted stock units and performance shares as follows:

“(ii) each of the Executive’s outstanding stock options, all stock subject to repurchase or forfeiture, including without limitation, restricted stock, restricted stock units and performance shares awards, and any options, stock subject to repurchase or forfeiture, awards or purchases held in the name of an estate planning vehicle for the benefit of the Executive or his or her immediate family, shall have their vesting and exercisability schedule accelerate in full (or, as applicable, the corresponding repurchase or forfeiture right shall lapse in full) as of the date of termination.”

2.2 Clause (i) of the first sentence of Section 3(b) is amended in its entirety to also provide for the pro-rata accelerated vesting of restricted stock units and performance shares as follows:

“(i) each of the Executive’s outstanding stock options, all stock subject to repurchase or forfeiture, including without limitation restricted stock, restricted stock units, performance shares awards, and any options, stock subject to repurchase or forfeiture, awards or purchases held in the name of an estate planning vehicle for the benefit of the Executive or his or her immediate family, shall have their vesting and exercisability schedule accelerated such that vesting (or, as applicable, the corresponding repurchase or forfeiture right lapsing) shall occur as if the vesting (or lapsing) had occurred on a monthly basis from the last date of vesting (or lapse) to the date of termination.”

2.3 New clause (iv) is added to the end of the first sentence of Section 3(a) to provide for the extension of the post-termination exercise period of any outstanding stock option or stock appreciation right as follows:

“and (iv) the post-termination exercise period of Executive’s outstanding stock option and stock appreciation right awards shall automatically be extended to the later of (A) the fifteenth day of the third month following the date at which the stock option or stock appreciation right would otherwise have expired but for this extension, based on the terms of the stock option or stock appreciation right on its grant date, or (B) December 31 of the calendar year in which the stock option or stock appreciation right would otherwise have expired but for this extension, based on the terms of the stock option or stock appreciation right on its grant date; provided, however, that in the event final Treasury Regulations under Code Section 409A permit a longer extension without resulting in the imposition of an additional tax under Code Section 409A, the stock option or stock appreciation right shall provide for such greater post-termination exercise period; provided, further, that in no event shall the term of the stock option or stock appreciation right be extended longer than its original maximum term.”

2.4 New Section 3(g) is hereby added as follows:

“(g) Code Section 409A. Notwithstanding any contrary provision of the Agreement, if the Company determines, in its good faith judgment, that Section 409A of the Code shall result in the imposition of additional tax on any payment or benefit otherwise due to the Executive under the Agreement during the six (6) month period following the Executive’s termination date, all such payments or benefits shall accrue during the six (6) month period and shall become payable in a lump sum payment on the date six (6) months and one (1) day following the Executive’s termination date. All subsequent payments or benefits, if any, shall be paid as provided in the Agreement.

3. Except as expressly provided herein, the terms of the Original Agreement and Amendment No. 1 shall remain in full force and effect.

MAXYGEN, INC.

By:
Louis G. Lange, Chairman of Maxygen
Compensation Committee

THE EXECUTIVE